UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 __________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2026

__________________________________________
SENSATA TECHNOLOGIES HOLDING PLC
(Exact name of Registrant as specified in its charter)

 __________________________________________

England and Wales	001-34652	98-1386780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Pleasant Street
Attleboro, Massachusetts 02703, United States
(Address of Principal executive offices, including Zip Code)
+1(508) 236 3800
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

 __________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Ordinary Shares - nominal value €0.01 per share	ST	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.
On May 15, 2026, the Company announced that its indirect, wholly owned subsidiaries Sensata Technologies B.V. and Sensata Technologies, Inc. (collectively, the “Offerors”) had commenced cash tender offers (the “Tender Offers”) to purchase up to $350,000,000 in total cash consideration payable (excluding accrued and unpaid interest) for certain series of their outstanding senior notes. The Tender Offers are being made only pursuant to the terms and conditions set forth in the Offer to Purchase dated May 15, 2026 (the “Offer to Purchase”).

The Tender Offers apply to the following series of senior notes (collectively, the “Notes”):

•4.000% Senior Notes due 2029 issued by Sensata Technologies B.V.
•4.375% Senior Notes due 2030 issued by Sensata Technologies, Inc.
•5.875% Senior Notes due 2030 issued by Sensata Technologies B.V.

The Tender Offers are open to all registered holders of the applicable series of notes, subject to the maximum amount of total cash consideration payable of $350,000,000 (excluding accrued and unpaid interest) and the acceptance priority levels and proration procedures, each as described in the Offer to Purchase. Each Tender Offer will expire at 5:00 p.m., New York City time, on June 15, 2026, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated by the applicable Offeror, the “Expiration Date”).

Holders who validly tender (and do not validly withdraw) their notes at or prior to 5:00 p.m., New York City time, on May 29, 2026 (such time and date, as the same may be extended by the applicable Offeror, the “Early Tender Deadline”) and whose notes are accepted for purchase will receive the applicable Total Consideration (as defined in the Offer to Purchase), which includes an early tender premium of $50 per $1,000 principal amount of notes accepted for purchase. Holders who validly tender their notes after the applicable Early Tender Deadline but at or prior to the applicable Expiration Date and whose notes are accepted for purchase will receive only the applicable Tender Offer Consideration (as defined in the Offer to Purchase), which is equal to the applicable Total Consideration minus the early tender premium. In addition to the applicable Total Consideration or applicable Tender Offer Consideration, as the case may be, holders whose notes are accepted for purchase will receive accrued and unpaid interest from the last applicable interest payment date up to, but not including, the applicable settlement date.

The Offerors have retained Goldman Sachs & Co. LLC and Barclays Capital Inc. to act as dealer managers for the Tender Offers (together, the “Dealer Managers”). D.F. King & Co., Inc. has been retained to act as the tender and information agent for the Tender Offers. Additional information regarding the terms of the Tender Offers, including conditions to the Tender Offers, proration procedures, acceptance priority levels, and withdrawal rights, is set forth in the Offer to Purchase. Each Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase. Each Offeror reserves the right to extend, amend, or terminate the applicable Tender Offer at any time, subject to applicable law.

This Current Report on Form 8-K is neither an offer to purchase or sell nor a solicitation of an offer to purchase or sell any Notes in the Tender Offers or any other securities of the Offerors. The Tender Offers are not being made to holders of Notes in any jurisdiction or in any circumstances in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Offerors by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

A copy of the press release announcing the Tender Offers is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	May 15, 2026 press release entitled “Sensata Technologies Holding plc Announces Cash Tender Offers by Certain Subsidiaries for Senior Notes”

104	Cover Page Interactive Data File (embedded within inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSATA TECHNOLOGIES HOLDING PLC

/s/ David K. Stott
Date:	May 15, 2026	Name: David K. Stott
Title: Executive Vice President, General Counsel and Corporate Secretary

3